CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Horizon Small/Mid Cap Core Equity ETF, Horizon International Equity ETF, and Horizon International Managed Risk ETF, each a series of Horizon Funds, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 3, 2025